Exhibit 10.5

Dennis Cinelli

c/o last address on file

with the Company

Dear Mr. Cinelli:

Reference is made to that certain employment agreement between you and the Company, effective as of January 15, 2026 (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

This letter agreement (this “Amendment”) amends the Agreement, effective as of the closing of the transaction contemplated by the Agreement and Plan of Merger dated as of February 27, 2026 among Warner Bros Discovery, Inc., Paramount Skydance Corporation and Prince Sub Inc. (the “Amendment Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Contract Period.

Paragraph 1 of the Agreement is hereby amended to replace the first sentence with the following:

“The term of your employment hereunder shall begin on the Effective Date and, unless terminated earlier as set forth herein, shall continue through and including January 15, 2032 (the “Contract Period”).”

2.            Reporting.

Paragraph 2 of the Agreement is hereby amended to reflect that you shall report directly to the Chief Executive Officer and Co-Chief Executive Officer of Parent.

Paragraph 11(a)(ii)(B) of the Agreement is hereby amended by replacing it with the following: “(B) an adverse change in your title or an adverse change in your duties or responsibilities, including without limitation any requirement that you report to any person(s) other than the Chief Executive Officer or Co-Chief Executive Officer;”

3.            Salary.

Paragraph 3(a) of the Agreement is hereby amended such that, effective as of the Amendment Effective Date, your Salary shall be Three Million Four Hundred Thousand Dollars ($3,400,000) per year.

Dennis Cinelli

4.            Bonus.

Paragraph 3(b) of the Agreement is hereby amended such that, effective as of the Amendment Effective Date, your Target Bonus shall be Two Million Six Hundred Thousand Dollars ($2,600,000) per year (the “Target Bonus”). For purposes of clarity and avoidance of doubt, your Target Bonus for the 2026 fiscal year shall be blended to reflect your Target Bonus in effect prior to and after the Amendment Effective Date.

5.            Long-Term Incentive Compensation.

Paragraph 3(c) of the Agreement is hereby amended to add eligibility for annual equity grants. The current language in Paragraph 3(c) shall be renumbered 3(c)(i) and the following paragraph shall be added as Paragraph 3(c)(ii):

“In addition to the previously granted Sign-on Award, for each Company calendar year occurring during the Contract Period (commencing with calendar year 2027), and subject to approval of the Board or a committee of the Board and your continued employment with the Company through the grant date, you will be eligible to receive annual equity awards with an aggregate target grant-date value (as determined by the Board or a committee of the Board, as applicable) of One Million Two Hundred Fifty Thousand Dollars ($1,250,000); provided, however, that your target annual grant value shall increase to Twelve Million Five Hundred Thousand Dollars ($12,500,000) commencing with calendar year 2031. The Board or such committee of the Board shall determine in its sole discretion the grant timing, amount and form(s), and such other terms and conditions, applicable to any such annual equity award. Upon request by the Company each December or January, beginning in 2027, you will elect to receive the target grant date value of your annual grants either in (1) 100% RSUs or (2) a combination of stock options and RSUs. In addition, subject to approval of the Board or a committee of the Board and your continued employment with the Company through the grant date, upon or as soon as practicable following the Amendment Effective Date, you will be eligible to receive a one-time award of Twenty-Six Thousand Forty-Two (26,042) restricted stock units covering shares of Class B Common Stock of Parent (the “Amendment Award”). The Amendment Award and each annual equity award shall be subject to the terms and conditions set forth in the Plan and an award agreement in a form provided by Parent evidencing the grant of the Amendment Award or such annual equity award.”

Dennis Cinelli

Paragraph 11(c)(iv) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Any Company equity awards (“Awards”) granted to you under the Plan and which remain outstanding as of the date of termination (if any) shall vest with respect to the number of shares of Class B Common Stock subject to the applicable Award that would have vested if you had remained in continued employment with the Company through the end of the Severance Period (or with respect to such lesser number of shares subject to the Awards that remain unvested as of the date of termination) upon the date on which the Release becomes effective and irrevocable (and, for clarity, such Awards shall remain outstanding and eligible to vest pursuant to this paragraph 11(c)(iv) on the date on which the Release becomes effective and irrevocable and will be forfeited on the sixtieth (60th) day following the date of such termination of employment if such Awards (or portions thereof) do not vest on or before such date);”

6.            Earned Bonus upon Death.

Paragraph 13(a) of the Agreement is hereby amended to add the following after the last sentence:

“In addition to any Accrued Compensation and Benefits, the Company will pay your designated beneficiary (or, if there is no such beneficiary, your estate) the Earned Bonus to the extent unpaid as of your death, payable as and when annual bonuses are generally paid to other senior executives of the Company for the fiscal year preceding the year of your death (but in no event later than March 15th of the fiscal year following your death).”

7.            Earned Bonus upon Disability.

Paragraph 14 of the Agreement is hereby amended to replace the second sentence with the following:

“In the event of such termination of this Agreement, you shall receive any Accrued Compensation and Benefits and the Company will pay you the Earned Bonus (to the extent unpaid as of such termination), with such Earned Bonus payable as and when annual bonuses are generally paid to other senior executives of the Company for the fiscal year preceding the year in which your employment terminates (but in no event later than March 15th of the fiscal year following the fiscal year in which your employment terminates).”

Dennis Cinelli

Except as herein amended, all other terms and conditions of your Agreement shall remain the same and your Agreement as herein amended shall remain in full force and effect.

If the foregoing correctly sets forth our understanding, please sign and return this letter. This document shall constitute a binding agreement between us only after it has also been executed by the Company and a fully executed copy has been returned to you.

Very truly yours,

PARAMOUNT SKYDANCE CORPORATION

		By:	/s/ James Joseph Sterner
		Name:	James Joseph Sterner
		Title:	Chief People Officer

PARAMOUNT GLOBAL

		By:	/s/ James Joseph Sterner
			Name:	James Joseph Sterner
			Title:	Chief People Officer

ACCEPTED AND AGREED:

/s/ Dennis Cinelli
Dennis Cinelli

Dated:	October 6, 2026